EXHIBIT 99.1

Golden Matrix Reports Record Revenues of $9.33 Million For the Nine-Month Transition Period Ended October 31, 2021

LAS VEGAS, NV, January 13, 2022 - Golden Matrix Group Inc. (OTCQX:GMGI), a developer and licensor of online gaming platforms, systems and gaming content, today reported that it had achieved record revenues of $9,333,492 in the nine-month transition period ended October 31, 2021. The company has recently changed its fiscal year from January 31 to October 31.

Highlights for the Nine Months Ended October 31, 2021:

•	Revenues of $9,333,492 in the nine-month transition period ended October 31, 2021, an increase of 185% on revenues of $3,271,653 in the comparable year-ago nine-month period.

•	Net income of $648,072 versus net income of $345,922 in the comparable year-ago nine-month period.

•	Adjusted EBITDA of $1,654,187 when excluding interest expense, interest income, amortization expense and stock-based compensation expense.*

•	Cash on hand of $16,797,656 and total assets of $20,458,948, up from $11,706,349 and $13,814,547, respectively, as of January 31, 2021.

•	Total liabilities of $1,530,839, up from $552,610 as of January 31, 2021.

•	Shareholders’ equity of $18,928,109, up from $13,261,937 as of January 31, 2021.

•	Operator and registered user numbers top 520 and 5.3 million, respectively, as of October 31, 2021.

•	Aggregation gambling platform (GM-Ag) currently adopted by nine operators in five countries.

•

Subsequent event: Acquisition of 80 percent controlling ownership interest in UK-based RKings marks GMGI’s entry into its first regulated market in the B2C space, and meaningful expansion into a key geographic market outside of the Asia Pacific (APAC) region.

The company also noted it has recorded 13 consecutive quarters of profitability.

The significant increase in nine-month revenues over the revenues recorded in the comparable year-ago nine-month period was primarily a result of GMGI’s increased number of gaming operators and their registered players. The improved performance was also attributable to strong revenue contributions from non-related-party distributors, which accounted for an increase in cost of goods sold and a decrease in gross profit margin. Additionally, a noncash charge of $359,419 for stock-based compensation also contributed to an increase in cost of goods sold.

While GMGI’s revenues have been derived traditionally from licensing fees received from gaming operators located in the Asia Pacific (APAC) region, the company has started to expand into new geographic markets through the adoption of GM-Ag, its aggregate gambling platform introduced in August 2021, and the recent acquisition of 80 percent controlling ownership interest in UK-based RKings Competitions Ltd.(www.rkingscompetitions.com), a scalable B2C platform that generated revenues in excess of approximately $30 million USD in its recent fiscal year ended October 31, 2021. GMGI and RKings now share the same fiscal year going forward, and contributions from RKings are expected to boost revenues and cash flow and be immediately accretive to GMGI earnings moving forward.

“Considering these developments,” said Golden Matrix CEO Brian Goodman, “we are extremely pleased with the implementation of our long-term growth strategy. As a complement to the strong revenue growth being generated by our GM-X platform, we expect adoptions of the GM-Ag platform to increase in multiple regions as operators appreciate the distinct benefits it offers: a diverse portfolio of gaming products on one single platform that can be integrated seamlessly with their existing business systems, as well as value-added features such as player acquisition and retention tools.

“Also, the recent RKings transaction is highly significant because it accomplishes two important objectives: our entry into a high-growth and profitable B2C vertical, and expansion into the dynamic UK market, with the opportunity to expand RKings’ unique program into other countries. This and other strategic opportunities now under consideration are expected to serve to facilitate our entry into additional B2B and B2C markets, improve operating margins, accelerate both revenues and earnings, and expand the company’s global footprint.”

Mr. Goodman concluded, “As a result, we anticipate Golden Matrix demonstrating accelerated growth and strong financial performance in this new fiscal year; and we are grateful to all our stakeholders for their continued support.”

For additional information on Golden Matrix’s financial performance, please refer to the Company's Transition Report on 10-K, for the transition period ended October 31, 2021, available at https://www.otcmarkets.com/stock/GMGI/disclosure or www.sec.gov.

* Adjusted EBITDA is a non-GAAP financial measure. See also "Non-GAAP Financial Measures" and "Reconciliation of Net Income attributable to Golden Matrix Group Inc., to Adjusted Earnings excluding Interest Expense, Interest Income, Amortization Expense and Stock-based Compensation Expense" included in the tables at the end of this release.

A summary of the Company's performance and highlights can be found at www.goldenmatrix.com/highlights.

2

About Golden Matrix

Golden Matrix Group, based in Las Vegas NV, is an established gaming technology company that develops and owns online gaming IP and builds configurable and scalable white-label social gaming platforms for its international customers, located primarily in the Asia Pacific region. The gaming IP includes tools for marketing, acquisition, retention and monetization of users. The Company's platform can be accessed through both desktop and mobile applications.

Our sophisticated software automatically declines any gaming or redemption requests from within the United States, in strict compliance with current US law.

Forward-Looking Statements

Certain statements made in this press release contain forward-looking information within the meaning of applicable securities laws ("forward-looking statements"). These forward-looking statements represent the Company's current expectations or beliefs concerning future events and can generally be identified using statements that include words such as "estimate," "expects," "project," "believe," "anticipate," "intend," "plan," "foresee," "forecast," "likely," "will," "target" or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company's control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, the impact of the COVID-19 pandemic on the Company; the need for additional financing, the terms of such financing and the availability of such financing; the ability of the Company to manage growth; the Company’s ability to complete acquisitions and the available funding for such acquisitions; disruptions caused by acquisitions; dilution caused by fund raising and/or acquisitions; the Company’s expectations for future growth, revenues, and profitability; the Company’s expectations regarding future plans and timing thereof; the Company's reliance on its management; the fact that the Company's chief executive officer has voting control over the Company; related party relationships; the potential effect of economic downturns and market conditions on the Company's operations and prospects; the Company's ability to protect proprietary information; the ability of the Company to compete in its market; the Company's lack of effective internal controls; dilution caused by efforts to obtain additional financing; the effect of future regulation, the Company's ability to comply with regulations and potential penalties in the event it fails to comply with such regulations; the risks associated with gaming fraud, user cheating and cyber-attacks; risks associated with systems failures and failures of technology and infrastructure on which the Company's programs rely; foreign exchange and currency risks; the outcome of contingencies, including legal proceedings in the normal course of business; the ability to compete against existing and new competitors; the ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we provide no assurance that these plans, intentions or expectations will be achieved.  Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. More information on potential factors that could affect the Company's financial results is included from time to time in the "Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's periodic and current filings with the SEC, including the Form 10-Qs and Form 10-Ks, filed with the SEC and available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as otherwise provided by law.

Non-GAAP Financial Measures

Adjusted EBITDA, which is disclosed below, is a "non-GAAP financial measure" presented as a supplemental measure of the Company's performance. Adjusted EBITDA is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is presented because we believe it provides additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA is not recognized in accordance with GAAP, is unaudited, and has limitations as an analytical tool, and you should not consider it in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments; although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies in this industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure. The Company's presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. For more information on these non-GAAP financial measures, please see the section titled "Reconciliation of Net Income attributable to Golden Matrix Group Inc., to Adjusted Earnings excluding Interest Expense, Interest Income, Amortization Expense and Stock-based Compensation Expense" included at the end of this release.

Connect with us:

Twitter - https://twitter.com/GMGI_Group

Instagram - https://www.instagram.com/goldenmatrixgroup/"

Golden Matrix Group

Contact: Scott Yan

info@goldenmatrix.com

www.goldenmatrix.com

3

Golden Matrix Group, Inc and Subsidiary
Consolidated Balance Sheets

	October 31,	January 31,
	2021	2021
ASSETS

Current assets:
Cash and cash equivalents	$16,797,656	$11,706,349
Accounts receivable, net	1,762,725	1,040,410
Accounts receivable – related parties	1,306,896	656,805
Prepaid expenses	114,426	410,983
Short-term deposit	61,799	-
Total current assets	$20,043,502	$13,814,547

Non-current assets:
Operating lease right-of-use assets	280,183	-
Intangible assets – net of amortization	135,263	-
Total non-current assets	415,446
Total assets	$20,458,948	$13,814,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,074,786	$78,913
Accounts payable – related parties	105,062	208,521
Current portion of operating lease liability	100,209	-
Customer deposits	68,635	149,640
Accrued interest	123	123
Advances from shareholders	-	99
Consideration payable – related party – in default	-	115,314
Total current liabilities	1,348,815	552,610

Non-current liabilities:
Non-current portion of operating lease liability	182,024	-
Total non-current liabilities	182,024	-
Total liabilities	$1,530,839	$552,610

Shareholders’ equity:
Preferred stock: $0.00001 par value; 20,000,000 shares authorized	-	-
Preferred stock, Series B: $0.00001 par value, 1,000 shares designated, 1,000 and 1,000 shares issued and outstanding, respectively	-	-
Common stock: $0.00001 par value; 40,000,000 and 40,000,000 shares authorized; 27,231,401 and 22,741,665 shares issued and outstanding, respectively	$272	$227
Additional paid-in capital	43,354,366	38,320,729
Stock payable	-	7,420
Stock payable – related party	-	7,420
Accumulated other comprehensive loss	(1,720)	(978)
Accumulated deficit	(24,424,809)	(25,072,881)
Total shareholders’ equity	18,928,109	13,261,937
Total liabilities and shareholders’ equity	$20,458,948	$13,814,547

4

Golden Matrix Group, Inc and Subsidiary
Consolidated Statements of Operations and Comprehensive Income

	Nine Months Ended	Year Ended	Six Months Ended	Year Ended
	October 31, 2021	January 31, 2021	January 31, 2020	July 31, 2019

Revenues-related party	$1,525,091	$2,248,877	$1,087,816	$2,429,442
Revenues	7,808,401	2,974,182	670,783	452,771
Total revenues	9,333,492	5,223,059	1,758,599	2,882,213
Cost of goods sold	(6,050,508)	(2,000,052)	(57,224)	(21,998)
Gross profit	3,282,984	3,223,007	1,701,375	2,860,215

Costs and expenses:
G&A expense	1,112,986	566,593	149,177	321,339
G&A expense- related party	982,023	2,050,440	540,073	406,490
Compensation expense - Acquisition cost - related party	-	-	-	90,873
Professional fees	287,383	159,091	26,944	60,631
Research and development expense	149,738	47,558	-	-
Bad debt expense	-	-	10,839	168,557
Total operating expenses	2,532,130	2,823,682	727,033	1,047,890
Gain from operations	750,854	399,325	974,342	1,812,325

Other income (expense):
Interest expense	-	(11,852)	(26,227)	(45,350)
Interest income	201	1,611	18,659	8,120
Foreign exchange gain (loss)	(62,983)	8,996	-	-
Other expense	(40,000)	-	-	-
Gain (Loss) on extinguishment of debt	-	-	-	(106)
Loss on derivative liability	-	-	-	(5,081)
Total other expense	(102,782)	(1,245)	(7,568)	(42,417)
Net income	$648,072	$398,080	$966,774	$1,769,908

Other comprehensive loss
Foreign currency translation adjustment	(742)	-	-	-
Total comprehensive income	$647,330	$398,080	$966,774	$1,769,908

Net earnings (loss) per common share - basic	$0.03	$0.02	$0.05	$0.09
Net earnings (loss) per common share -diluted	$0.02	$0.01	$0.03	$0.06
Weighted average number of common shares outstanding - basic	23,884,563	19,953,819	18,968,792	18,764,007
Weighted average number of common shares outstanding - diluted	32,278,224	31,588,555	27,862,743	27,593,734

5

Reconciliation of Net Income attributable to Golden Matrix Group Inc., to Adjusted Earnings excluding Interest Expense, Interest Income, Amortization Expense and Stock-based Compensation Expense

	Nine Months Ended October 31
	2021	2020
GAAP Net Income	$648,072	$345,922
+ Interest Expense	-	$10,897
- Interest Income	$(201)	$(1,570)
+ Amortization Expense	$38,737	-
+ Stock-based Compensation Expense	$967,579	$1,234,257
Non-GAAP Adjusted EBITDA	$1,654,187	$1,589,506

See also “Non-GAAP Financial Measures”, above.

6